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                                                                    Exhibit 99.1

                                      May 28, 2002

Members of the Board of Directors
ONEOK, Inc.
100 West Fifth Street, 18th Floor
Tulsa, Oklahoma  74103-4298

Dear Fellow Members of the Board:

         As you are aware, Westar Industries, Inc., and its parent, Western Resources, Inc., a significant shareholder in ONEOK, Inc. have, for some time, been of the view that ONEOK senior management has not been sufficiently diligent in pursuing all available means of maximizing ONEOK shareholder value. For some months now we have expressed our opinion both at board meetings and in meetings with senior management. We did so again recently at a meeting with David Kyle on May 13, 2002 with bankers from both ONEOK and Westar present. We believe that at this point in ONEOK's development, and given the prevailing economic environment in the natural gas industry, the time is right for ONEOK shareholders to realize significant economic benefits on their investment in the company.

         As should be clear to each of you from our recent correspondence with the Board and senior management, we have little confidence in the ability of senior management to formulate or execute a business plan that makes economic sense for the company and its shareholders, including Western. Among other matters, we have lost faith in the judgment of senior management in connection with their handling of litigation; of possible transactions; the audit process; the internal risk management controls; an important relationship with ONEOK'S largest shareholder; and management's dedication to timely and complete reporting to the Board about significant events. Management's recent ill-considered behavior relating to the cut off of natural gas sales to Western is also nothing short of irresponsible.

          We intend to follow the restrictions of the Shareholder Agreement, and we believe that the time has come for the Board to consider all its options, including a fresh evaluation of senior management.



                                            Very truly yours,



                                            /s/ Douglas T. Lake

DTL/kb